UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2023

INTELLIGENT BIO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39825	82-1512711
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

142 West, 57th Street, 11th Floor

New York, NY 10019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (646) 828-8258

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INBS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 2, 2023, Intelligent Bio Solutions Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as representative (the “Representative”) of the underwriters named in Schedule I thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell, in a registered public offering by the Company (the “Public Offering”): (a) 1,544,004 Class A Units, with each Class A Unit consisting of one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), one warrant to purchase one share of Common Stock at an exercise price of $0.55 per share (subject to one-time reset provision described below) that will expire on the five-and-a-half-year anniversary of the original issuance date (the “Series E Warrants”), and one warrant to purchase one share of Common Stock at an exercise price of $0.55 per share, or pursuant to alternate cashless exercise option, which warrant will expire on the one-and-a-half-year anniversary of the original issuance date (the “Series F Warrants” and together with the Series E Warrants, the “Warrants”) (the “Class A Units”); and (b) 5,728,723 Class B Units, with each Class B Unit consisting of one share of our Series E Convertible Preferred Stock (which is convertible into Common Stock) (the “Series E Preferred Stock”), one Series E Warrant and one Series F Warrant (the “Class B Units” and, together with the Class A Units, the “Units”) at a public offering price of $0.55 per Class B Unit. Under the one-time reset provision of the Series E Warrants, the exercise price of the Series E Warrants will reset to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average price for the five trading days immediately following the date the Company effects a reverse stock split. Under the alternate cashless exercise option of the Series F Warrants, the holder of the Series F Warrant (beginning on the date the Warrant Stockholder Approval is effective (described below)), has the right to receive an aggregate number of shares of Common Stock on a one-for-one basis (subject to adjustment). The Warrants will be exercisable beginning on the effective date of such stockholder approvals as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) to permit the exercise of the Warrants (“Warrant Stockholder Approval”).

Pursuant to the Underwriting Agreement, the Company also granted the Underwriter a 45-day option (the “Overallotment Option”) to purchase up to 1,090,909 additional shares of Common Stock, and/or Series E Warrants to purchase up to 1,090,909 additional shares of Common Stock, and/or Series F Warrants to purchase up to 1,090,909 additional shares of Common Stock. The Underwriter partially exercised the Overallotment Option on October 2, 2023, and purchased 688,217 additional shares of Common Stock, Series E Warrants to purchase an additional 688,217 shares of Common Stock, and Series F Warrants to purchase an additional 688,217 shares of Common Stock.

The Units were offered by the Company pursuant to the registration statement on Form S-1 (File No. 333-273219), as amended, which was initially filed with the Securities and Exchange Commission (the “SEC”) on July 12, 2023, and declared effective by the SEC on September 29, 2023.

On October 4, 2023, the Public Offering closed and the Company issued and sold: (i) 2,232,221 shares of Common Stock (which includes 688,217 shares of Common Stock sold pursuant to the partial exercise of the Overallotment Option), (ii) 5,728,723 shares of Series E Preferred Stock, (iii) Series E Warrants to purchase 7,960,944 shares of Common Stock (which includes Series E Warrants to purchase 688,217 shares sold pursuant to the partial exercise of the Overallotment Option), and (iv) Series F Warrants to purchase 7,960,944 shares of Common Stock (which includes Series F Warrants to purchase 688,217 shares sold pursuant to the partial exercise of the Overallotment Option). The net proceeds to the Company, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, were approximately $3.35 million.

Spiro Sakiris, our Chief Financial Officer, purchased 112,727 Class A Units on the same terms as the other purchasers in the Public Offering. Mr. Christopher Towers, a member of our Board of Directors (the “Board”), purchased 9,090 Class A Units on the same terms as the other purchasers in the Public Offering.

The Underwriting Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the Underwriters may be required to make for these liabilities. In addition, pursuant to the terms of the Underwriting Agreement, the Company and its executive officers and directors and certain stockholders have entered into lock-up agreements providing that the Company and each of these persons may not, without the prior written approval of the Underwriter, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period from the date of the Underwriting Agreement until the later of (i) ninety (90) days following the date of the Underwriting Agreement and (ii) fifteen (15) days following the date of the Warrant Stockholder Approval.

Pursuant to the Underwriting Agreement, the Representative received an underwriting discount of 8.0% to the public offering price for the Units. In addition, the Company agreed to pay the Representative a management fee equal to 1.0% of the aggregate gross proceeds received from the sale of the securities in the Public Offering and to reimburse the accountable expenses of the Representative up to a maximum of $145,000. The Company also agreed to issue to the Representative, or its designees, warrants (the “Representative Warrants”) to purchase up to a number of shares of Common Stock equal to 5.0% of the shares of common stock (or common stock equivalents) sold in the Public Offering (which equaled 398,047 shares of Common Stock), which warrants have an exercise price of $0.6875 per share and will terminate on October 2, 2028.

On October 4, 2023, the Company entered into a warrant agency agreement with the Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), which will also act as the warrant agent for the Company, setting forth the terms and conditions of the Warrants sold in the Public Offering (the “Warrant Agency Agreement”).

Immediately after the Public Offering, there will be 4,562,620 shares of Common Stock outstanding (reflecting the partial exercise of the Overallotment Option, but assuming no conversion of the Series E Preferred Stock and no exercise of the Warrants).

The foregoing summaries of the Underwriting Agreement, the form of Series E Warrant, the form of Series F Warrant, form of Representative Warrant, and the Warrant Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1, 4.1, 4.2, 4.3 and 4.4 respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Public Offering, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on October 3, 2023. The Certificate of Designation specifies that 5,728,723 shares have been designated Series E Preferred Stock, all of which were issued in the Public Offering. The following summary of certain terms and provisions of the Series E Preferred Stock is qualified in its entirety by reference to, the terms and provisions set forth in Certificate of Designation.

The holders of the Series E Preferred Stock have no voting rights, except as required by law. The Company may not disproportionally alter or change adversely the powers, preferences and rights of the Series E Preferred Stock or amend the Certificate of Designation or amend our Certificate of Incorporation or Bylaws in any manner that disproportionally adversely affect any right of the holders of the Series E Preferred Stock without the affirmative vote of the holders of a majority of the shares of Series E Preferred Stock then outstanding, or increase the number of authorized shares of Series E Preferred Stock.

Shares of Series E Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by the Board. However, holders of Series E Preferred Stock are entitled to receive dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of Common Stock when such dividends are specifically declared by the Board, except for stock dividends or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents for which the conversion price will be adjusted.

In the event of the liquidation, dissolution, or winding-up of the Company, holders of our Series E Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount to which such holder would be entitled to receive with respect to such shares of Series E Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series E Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Each share of Series E Preferred Stock is convertible at any time at the holder’s option into one share of common stock (subject to the beneficial ownership limitations as provided in the Certificate of Designation), subject to adjustment as provided in the Certificate of Designation, provided that the holder will be prohibited from converting Series E Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99%, or 9.99%, of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until the 61st day after such notice to us.

The foregoing summary of the Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01 Other Events.

On October 2, 2023, the Company issued a press release announcing that it had priced the Public Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 4, 2023, the Company issued a press release announcing the closing of the Public Offering and the partial exercise of the Overallotment Option, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Description

1.1	Underwriting Agreement dated as of October 2, 2023, by and between Intelligent Bio Solutions Inc. and Ladenburg Thalmann & Co. Inc.
3.1	Certificate of Designation of Preferences, Rights and Limitations of the Series E Convertible Preferred Stock, filed with the Delaware Secretary of State on October 3, 2023
4.1	Form of Series E Warrant
4.2	Form of Series F Warrant
4.3	Form of Representative Warrant
4.4	Warrant Agency Agreement, dated as of October 4, 2023, between Intelligent Bio Solutions Inc. and Continental Stock Transfer & Trust Company.
99.1	Press Release dated October 2, 2023
99.2	Press Release dated October 4, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2023

INTELLIGENT BIO SOLUTIONS INC.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer